(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 17, 2024
(630) 906-5484

Old Second Bancorp, Inc. Reports Second Quarter 2024 Net Income of $21.9 Million,

or $0.48 per Diluted Share

AURORA, IL, July 17, 2024 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2024.  Our net income was $21.9 million, or $0.48 per diluted share, for the second quarter of 2024, compared to net income of $21.3 million, or $0.47 per diluted share, for the first quarter of 2024, and net income of $25.6 million, or $0.56 per diluted share, for the second quarter of 2023. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $21.0 million, or $0.46 per diluted share, for the second quarter of 2024, compared to $21.3 million, or $0.47 per diluted share, for the first quarter of 2024, and $25.6 million, or $0.56 per share, for the second quarter of 2023. The adjusting item impacting the second quarter of 2024 was an $893,000 death benefit related to BOLI; the adjusting item impacting the second quarter of 2023 results included $29,000 of pre-tax losses from branch sales.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $579,000 in the second quarter of 2024 compared to the first quarter of 2024. The increase was primarily due to a $626,000 increase in noninterest income and a $364,000 decrease in noninterest expense, partially offset by a $93,000 decrease in net interest and dividend income, a $250,000 increase in provision for credit losses, and a $68,000 increase in provision for income taxes. Net income decreased $3.7 million in the second quarter of 2024 compared to the second quarter of 2023, primarily due to a decrease in net interest income of $3.9 million year over year driven by a $3.2 million increase to interest expense as a result of higher interest rates offered on deposits, as well as a reduction in interest and dividend income as the securities portfolio decreased $162.0 million during the last twelve months. Also contributing to the decrease in net income compared to the prior year like quarter was an increase in provision for credit losses of $1.8 million.

Operating Results

●	Second quarter 2024 net income was $21.9 million, reflecting a $579,000 increase from the first quarter of 2024, and a decrease of $3.7 million from the second quarter of 2023. Adjusted net income, as defined above, was $21.0 million for the second quarter of 2024, a decrease of $314,000 from adjusted net income for the first quarter of 2024, and a decrease of $4.6 million from adjusted net income for the second quarter of 2023.
●	Net interest and dividend income was $59.7 million for the second quarter of 2024, reflecting a decrease of $93,000, or 0.2%, from the first quarter of 2024, and a decrease of $3.9 million, or 6.1%, from the second quarter of 2023.
●	We recorded a net provision for credit losses of $3.8 million in the second quarter of 2024 compared to a net provision for credit losses of $3.5 million in the first quarter of 2024, and a net provision for credit losses of $2.0 million in the second quarter of 2023.
●	Noninterest income was $11.1 million for the second quarter of 2024, an increase of $626,000, or 6.0%, compared to $10.5 million for the first quarter of 2024, and an increase of $2.9 million, or 35.3%, compared to $8.2 million for the second quarter of 2023. An $893,000 death benefit on a BOLI contract was recorded in the second quarter of 2024, which did not occur in either comparative period, and $1.5 million of securities losses, net, was recorded in the second quarter of 2023; no security sales occurred in the second quarter of 2024.

●	Noninterest expense was $37.9 million for the second quarter of 2024, a decrease of $364,000, or 1.0% compared to $38.2 million for the first quarter of 2024, and an increase of $3.0 million, or 8.7%, compared to $34.8 million for the second quarter of 2023.
●	We had a provision for income tax of $7.3 million for the second quarter of 2024, compared to a provision for income tax of $7.2 million for the first quarter of 2024 and a provision of $9.4 million for the second quarter of 2023. The effective tax rate for each of the periods presented was 25.0%, 25.3%, and 26.9%, respectively.
●	On July 16, 2024, our Board of Directors declared a cash dividend of $0.05 per share of common stock, payable on August 5, 2024, to stockholders of record as of July 26, 2024.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	June 30,	March 31,	June 30,
	2024	2024	2023
Balance sheet summary
Total assets	$5,662,700	$5,616,072	$5,883,942
Total securities available-for-sale	1,173,661	1,168,797	1,335,622
Total loans	3,976,595	3,969,411	4,015,525
Total deposits	4,521,728	4,608,275	4,717,582
Total liabilities	5,043,365	5,019,913	5,369,987
Total equity	619,335	596,159	513,955

Total tangible assets	$5,566,159	$5,518,957	$5,785,028
Total tangible equity	522,794	499,044	415,041

Income statement summary
Net interest income	$59,690	$59,783	$63,580
Provision for credit losses	3,750	3,500	2,000
Noninterest income	11,127	10,501	8,223
Noninterest expense	37,877	38,241	34,830
Net income	21,891	21,312	25,562
Effective tax rate	25.01%	25.33%	26.91%

Profitability ratios
Return on average assets (ROAA)	1.57%	1.51%	1.73%
Return on average equity (ROAE)	14.55	14.56	20.04
Net interest margin (tax-equivalent)	4.63	4.58	4.64
Efficiency ratio	53.29	53.59	46.84
Return on average tangible common equity (ROATCE)	17.66	17.80	25.30
Tangible common equity to tangible assets (TCE/TA)	9.39	9.04	7.17

Per share data
Diluted earnings per share	$0.48	$0.47	$0.56
Tangible book value per share	11.66	11.13	9.29

Company capital ratios [1]
Common equity tier 1 capital ratio	12.41%	12.02%	10.29%
Tier 1 risk-based capital ratio	12.94	12.55	10.80
Total risk-based capital ratio	15.12	14.79	13.16
Tier 1 leverage ratio	10.96	10.47	8.96

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	13.50%	13.06%	11.70%
Tier 1 risk-based capital ratio	13.50	13.06	11.70
Total risk-based capital ratio	14.42	14.03	12.83
Tier 1 leverage ratio	11.43	10.89	9.70

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the second quarter with exceptional profitability and significant improvement in asset quality metrics. We are reaching resolution on a number of problem loans identified in prior periods and continue to monitor trends very closely. Nonperforming and classified assets at Old Second are at their lowest levels since year end 2022 and we expect further improvement this year. Our industry continues to experience significant stress in a number of real estate lending verticals, but I believe Old Second has been proactive in identifying and addressing potential problems. The rest of the bank continues to perform well with return on average assets and return on average tangible common equity at 1.57% and 17.66%, respectively, and the efficiency ratio is at 53.29%. The net interest margin increased by five basis points this quarter to a very strong 4.63% and our tangible book value per share increased by 19% linked quarter annualized and 26% year over year.  Loan growth has been tepid through the second quarter, but we are optimistic trends are improving based on recent activity and the current strength of our pipelines. Our focus remains on compounding tangible book value and maintaining strong returns on equity. We believe this level of performance is sustainable in this environment and the balance sheet remains exceptionally well positioned to capitalize on growth opportunities that may come our way in the near future.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $46.9 million at June 30, 2024, $65.1 million at March 31, 2024, and $61.2 million at June 30, 2023. Nonperforming loans, as a percent of total loans, were 1.2% at June 30, 2024, 1.6% at March 31, 2024, and 1.5% at June 30, 2023. The decrease in the second quarter of 2024 is driven by note sales and payoffs during the quarter, as well as charge-offs of $5.9 million on six loans, a $3.4 million transfer of two related loans to other real estate owned, and two non-performing loan upgrades with an aggregate balance of $2.2 million.
●	Total loans were $3.98 billion at June 30, 2024, reflecting an increase of $7.2 million compared to March 31, 2024, and a decrease of $38.9 million compared to June 30, 2023. The decrease year over year was largely driven by the declines in commercial, commercial real estate-investor and commercial real estate-owner occupied portfolios. Average loans (including loans held-for-sale) for the second quarter of 2024 totaled $3.96 billion, reflecting a decrease of $60.9 million from the first quarter of 2024 and a decrease of $81.7 million from the second quarter of 2023.
●	Available-for-sale securities totaled $1.17 billion at June 30, 2024 and March 31, 2024, compared to $1.34 billion at June 30, 2023. The unrealized mark to market loss on securities totaled $82.6 million as of June 30, 2024, compared to $85.0 million as of March 31, 2024, and $112.4 million as of June 30, 2023, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended June 30, 2024, we had security purchases of $142.2 million, security maturities of $95.0 million, and paydowns of $44.0 million, compared to security purchases of $15.7 million, security maturities of $2.0 million, paydowns of $30.7 million, and sales of $5.3 million during the quarter ended March 31, 2024, which resulted in net realized gains of $1,000. During the quarter ended June 30, 2023, we had no security purchases, $36.3 million of security paydowns, calls and maturities, and security sales of $74.0 million, which resulted in net realized losses of $1.5 million. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$50,740	$625	4.95	$48,088	$610	5.10	$50,309	$643	5.13
Securities:
Taxable	1,016,187	8,552	3.38	1,016,112	8,092	3.20	1,231,994	9,930	3.23
Non-taxable (TE)[1]	163,243	1,636	4.03	166,776	1,653	3.99	172,670	1,692	3.93
Total securities (TE)[1]	1,179,430	10,188	3.47	1,182,888	9,745	3.31	1,404,664	11,622	3.32
FHLBC and FRBC Stock	27,574	584	8.52	31,800	635	8.03	34,029	396	4.67
Loans and loans held-for-sale[1,2]	3,958,504	62,180	6.32	4,019,377	62,698	6.27	4,040,202	61,591	6.11
Total interest earning assets	5,216,248	73,577	5.67	5,282,153	73,688	5.61	5,529,204	74,252	5.39
Cash and due from banks	54,286	-	-	54,533	-	-	56,191	-	-
Allowance for credit losses on loans	(43,468)	-	-	(44,295)	-	-	(53,480)	-	-
Other noninterest bearing assets	388,392	-	-	384,332	-	-	379,576	-	-
Total assets	$5,615,458			$5,676,723			$5,911,491

Liabilities and Stockholders' Equity
NOW accounts	$570,523	$639	0.45	$553,844	$829	0.60	$600,957	$312	0.21
Money market accounts	691,214	2,915	1.70	689,996	2,575	1.50	762,967	1,245	0.65
Savings accounts	934,161	763	0.33	958,645	633	0.27	1,073,172	185	0.07
Time deposits	610,705	4,961	3.27	558,463	4,041	2.91	436,524	1,156	1.06
Interest bearing deposits	2,806,603	9,278	1.33	2,760,948	8,078	1.18	2,873,620	2,898	0.40
Securities sold under repurchase agreements	37,430	83	0.89	30,061	86	1.15	25,575	7	0.11
Other short-term borrowings	242,912	3,338	5.53	332,198	4,557	5.52	402,527	5,160	5.14
Junior subordinated debentures	25,773	288	4.49	25,773	280	4.37	25,773	281	4.37
Subordinated debentures	59,414	546	3.70	59,393	546	3.70	59,329	546	3.69
Senior notes	-	-	-	-	-	-	44,134	1,414	12.85
Notes payable and other borrowings	-	-	-	-	-	-	-	-	-
Total interest bearing liabilities	3,172,132	13,533	1.72	3,208,373	13,547	1.70	3,430,958	10,306	1.20
Noninterest bearing deposits	1,769,543	-	-	1,819,476	-	-	1,920,448	-	-
Other liabilities	68,530	-	-	60,024	-	-	48,434	-	-
Stockholders' equity	605,253	-	-	588,850	-	-	511,651	-	-
Total liabilities and stockholders' equity	$5,615,458			$5,676,723			$5,911,491
Net interest income (GAAP)		$59,690			$59,783			$63,580
Net interest margin (GAAP)			4.60			4.55			4.61

Net interest income (TE)[1]		$60,044			$60,141			$63,946
Net interest margin (TE)[1]			4.63			4.58			4.64
Interest bearing liabilities to earning assets	60.81%			60.74%			62.05%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2024 and 2023. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee expense of $936,000 for the second quarter of 2024, loan fee expense of $867,000 for the first quarter of 2024, and loan fee expense of $242,000 for the second quarter of 2023. Nonaccrual loans are included in the above stated average balances.

The increased yield of six basis points on interest earning assets compared to the linked period was driven by repricing within the loan and taxable securities portfolios. In addition, FHLB dividend rates increased quarter over linked quarter. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 28 basis points on interest earning assets was primarily driven by increases to benchmark interest rates over the past twelve months, primarily impacting variable rate loans. Increases to market rates also impacted securities available for sale income during the quarter ended June 30, 2024. Average balances of securities available for sale decreased $225.2 million in the second quarter of 2024 compared to the prior year like quarter, but the tax equivalent yield on the securities available for sale portfolio increased fifteen basis points year over year due to variable security rate resets.

Average balances of interest-bearing deposit accounts have increased steadily since the first quarter of 2024 through the second quarter of 2024, from $2.76 billion to $2.81 billion, as NOW and money market account average balances increased as well as time deposits average balance increases due to CD rate specials. The increase in average balances of interest-bearing deposit accounts was partially offset by reductions in savings accounts as customers sought higher yielding products. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest-bearing deposits increasing to 133 basis points for the quarter ended June 30, 2024, from 118 basis points for the quarter ended March 31, 2024, and from 40 basis points for the quarter ended June 30, 2023. A 20 basis point increase in the cost of money market funds for the quarter ended June 30, 2024 compared to the prior linked quarter, and a 105 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase. The increase in transactional account average balances for the linked quarter were slightly offset by a 15 basis point decrease on NOW accounts driven by a large commercial deposit customer moving into an off-balance sheet sweep product, which reduced the overall rates paid on exception priced NOW accounts. Average rates paid on time deposits for the quarter ended June 30, 2024 increased by 36 basis points and 221 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs decreased in the second quarter of 2024, compared to the first quarter of 2024, primarily due to the $89.3 million decrease in average other short-term borrowings stemming from a decrease in average FHLB advances over the prior quarter. The decrease of $159.6 million year over year of average FHLB advances was based on daily liquidity needs, and was the primary driver of the $1.8 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes had the most significant interest expense decrease year over year, as we redeemed all of the $45.0 million senior notes, net of deferred issuance costs, in June 2023, resulting in senior notes having no balance after that time.

Our net interest margin (GAAP) increased five basis points to 4.60% for the second quarter of 2024, compared to 4.55% for the first quarter of 2024, and decreased one basis point compared to 4.61% for the second quarter of 2023.  Our net interest margin (TE) increased five basis points to 4.63% for the second quarter of 2024, compared to 4.58% for the first quarter of 2024, and decreased one basis point compared to 4.64% for the second quarter of 2023.  The increase in the second quarter of 2024, compared to the prior quarter, was driven by market rates as well as the composition of assets and liabilities as interest income and expense remained relatively flat compared to the prior quarter while there was a $65.9 million reduction in interest earning assets. Matured securities were replaced with higher yielding positions and the decrease in average loans was primarily driven by lower yielding or nonaccrual credits. Higher deposit expense was offset by lower borrowing expense due to a decline in average other short-term borrowing. The decrease in the second quarter of 2024, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related increase in costs of interest-bearing deposits. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				2nd Quarter 2024
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Wealth management	$2,779	$2,561	$2,458	8.5	13.1
Service charges on deposits	2,508	2,415	2,362	3.9	6.2
Residential mortgage banking revenue
Secondary mortgage fees	65	50	76	30.0	(14.5)
MSRs mark to market (loss) gain	(238)	94	96	(353.2)	(347.9)
Mortgage servicing income	513	488	499	5.1	2.8
Net gain on sales of mortgage loans	468	314	398	49.0	17.6
Total residential mortgage banking revenue	808	946	1,069	14.6	(24.4)
Securities gains (losses), net	-	1	(1,547)	100.0	100.0
Change in cash surrender value of BOLI	820	1,172	418	(30.0)	96.2
Death benefit realized on BOLI	893	-	-	N/M	N/M
Card related income	2,577	2,376	2,690	8.5	(4.2)
Other income	742	1,030	773	(28.0)	(4.0)
Total noninterest income	$11,127	$10,501	$8,223	6.0	35.3

N/M - Not meaningful.

Noninterest income increased $626,000, or 5.96%, in the second quarter of 2024, compared to the first quarter of 2024, and increased $2.9 million, or 35.3%, compared to the second quarter of 2023.  The increase from the first quarter of 2024 was primarily driven by a $218,000 increase in wealth management income, an $893,000 death benefit realized on BOLI, and a $201,000 increase in card related income. Partially offsetting the increase in noninterest income from the prior quarter was a $138,000 decrease in residential mortgage banking revenue primarily due to a decrease of $332,000 in MSRs mark to market valuation, and a $352,000 decrease in the cash surrender value of BOLI, both of which were due to market interest rate changes, while MSRs were also impacted by a slight increase in prepayment speeds in the second quarter. Also offsetting the increase in noninterest income from the prior quarter was a $288,000 decrease in other income primarily due to a $172,000 incentive related to check order volumes received in the first quarter of 2024.

The increase in noninterest income of $2.9 million in the second quarter of 2024, compared to the second quarter of 2023, is primarily due to a $321,000 increase in wealth management income, a $146,000 increase in service charges on deposits, no security sales activity in the second quarter of 2024 compared to losses on the sale of securities of $1.5 million in the second quarter of 2023, a $402,000 increase in the cash surrender value of BOLI due to changes in market interest rates, and an $893,000 death benefit realized on BOLI. These increases were partially offset by a $261,000 decrease in residential mortgage banking revenue mainly due to a decrease of $334,000 in MSRs mark to market valuation, and a $113,000 decrease in card related income.

Noninterest Expense

				2nd Quarter 2024
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Salaries	$17,997	$17,647	$16,310	2.0	10.3
Officers' incentive	1,482	2,148	2,397	(31.0)	(38.2)
Benefits and other	3,945	4,517	3,091	(12.7)	27.6
Total salaries and employee benefits	23,424	24,312	21,798	(3.7)	7.5
Occupancy, furniture and equipment expense	3,899	3,927	3,639	(0.7)	7.1
Computer and data processing	2,184	2,255	1,290	(3.1)	69.3
FDIC insurance	616	667	794	(7.6)	(22.4)
Net teller & bill paying	578	521	515	10.9	12.2
General bank insurance	312	309	306	1.0	2.0
Amortization of core deposit intangible asset	574	580	618	(1.0)	(7.1)
Advertising expense	472	192	103	145.8	358.3
Card related expense	1,323	1,277	1,222	3.6	8.3
Legal fees	238	226	283	5.3	(15.9)
Consulting & management fees	797	336	520	137.2	53.3
Other real estate owned expense, net	(87)	46	(98)	(289.1)	(11.2)
Other expense	3,547	3,593	3,840	(1.3)	(7.6)
Total noninterest expense	$37,877	$38,241	$34,830	(1.0)	8.7
Efficiency ratio (GAAP)[1]	53.29%	53.59%	46.84%
Adjusted efficiency ratio (non-GAAP)[2]	52.68%	53.09%	46.49%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, litigation expense, and net of gains on branch sales, if applicable, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2024 decreased $364,000, or 1.0%, compared to the first quarter of 2024, and increased $3.0 million, or 8.7%, compared to the second quarter of 2023.  The decrease in the second quarter of 2024 compared to the first quarter of 2024 was attributable to a $888,000 decrease in salaries and employee benefits, with decreases reflected primarily in restricted stock expense, officers’ incentives, payroll taxes, and deferred executive compensation due to changes in market interest rates.  Also contributing to the decrease in the second quarter of 2024 was a $71,000 decrease in computer and data processing expenses, a $51,000 decrease in FDIC insurance, and a $133,000 reduction in other real estate owned expense, net, as a gain of $259,000 was recorded on an OREO sale in the second quarter of 2024. Partially offsetting the decreases in noninterest expense in the second quarter of 2024 compared to the first quarter of 2024 was a $57,000 increase in net teller & bill paying expenses, a $280,000 increase in advertising expense primarily due to a new overdraft disclosure mailed to retail deposit customers, and a $461,000 increase in consulting & management fees primarily driven by ongoing systems projects and a deposit compliance matter.

The year over year increase in noninterest expense is primarily attributable to a $1.6 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, restricted stock expense, and deferred employee compensation due to market interest rate changes.  Also contributing to the increase was a $260,000 increase in occupancy, furniture and equipment due to facilities improvements year over year, an $894,000 increase in computer and data processing primarily due to credits from our core data provider in the prior year period, a $369,000 increase in advertising expense, a $101,000 increase in card related expense, and a $277,000 increase in consulting & management fees. Partially offsetting the increases in noninterest expense in the second quarter of 2024, compared to the second quarter of 2023, was a $178,000 decrease in FDIC insurance, a $45,000 decrease in legal fees, and a $293,000 decrease in other expenses.

Earning Assets

				June 30, 2024
Loans	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Commercial	$809,443	$796,552	$820,027	1.6	(1.3)
Leases	452,957	425,615	314,919	6.4	43.8
Commercial real estate – investor	1,014,345	1,018,382	1,080,073	(0.4)	(6.1)
Commercial real estate – owner occupied	745,938	782,603	824,277	(4.7)	(9.5)
Construction	185,634	169,174	189,058	9.7	(1.8)
Residential real estate – investor	50,371	51,522	55,935	(2.2)	(9.9)
Residential real estate – owner occupied	218,974	220,223	218,205	(0.6)	0.4
Multifamily	388,743	387,479	383,184	0.3	1.5
HELOC	99,037	98,762	102,058	0.3	(3.0)
Other[1]	11,153	19,099	27,789	(41.6)	(59.9)
Total loans	$3,976,595	$3,969,411	$4,015,525	0.2	(1.0)

1 Other class includes consumer loans and overdrafts.

Total loans increased by $7.2 million at June 30, 2024, compared to March 31, 2024, and decreased $38.9 million for the year over year period.  The increase in total loans in the second quarter of 2024 compared to the prior linked quarter was due to increased originations over the second quarter.  The year over year reduction in loans is primarily due to $59.4 million of payoffs on seven larger loans, partially offset by a slower pace of originations over the past twelve months due to the higher interest rate environment. Increases were noted in the leases segment in the current quarter compared to the prior linked quarter and compared to the prior year like period primarily due to an expansion of this product line over the past year.

				June 30, 2024
Securities	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Securities available-for-sale, at fair value
U.S. Treasury	$191,274	$171,000	$214,613	11.9	(10.9)
U.S. government agencies	37,298	56,979	55,981	(34.5)	(33.4)
U.S. government agency mortgage-backed	96,872	101,075	115,140	(4.2)	(15.9)
States and political subdivisions	220,265	222,742	227,599	(1.1)	(3.2)
Corporate bonds	-	-	4,882	-	(100.0)
Collateralized mortgage obligations	386,055	379,603	407,495	1.7	(5.3)
Asset-backed securities	64,877	66,707	136,254	(2.7)	(52.4)
Collateralized loan obligations	177,020	170,691	173,658	3.7	1.9
Total securities available-for-sale	$1,173,661	$1,168,797	$1,335,622	0.4	(12.1)

Our securities available-for-sale portfolio totaled $1.17 billion as of June 30, 2024, reflecting no material change from March 31, 2024, and a decrease of $162.0 million since June 30, 2023. The portfolio’s increase of $4.9 million in the second quarter of 2024, compared to the prior quarter-end, was due to purchases of $142.2 million, primarily consisting of U.S. Treasury, collateralized mortgage obligations and collateralized loan obligations, partially offset by $95.0 million in maturities and $44.0 million in paydowns. Net unrealized losses at June 30, 2024 were $82.6 million, compared to $85.0 million at March 31, 2024 and $112.4 million at June 30, 2023. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security sales undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				June 30, 2024
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Nonaccrual loans	$41,957	$64,324	$60,925	(34.8)	(31.1)
Loans past due 90 days or more and still accruing interest	4,909	789	308	522.2	N/M
Total nonperforming loans	46,866	65,113	61,233	(28.0)	(23.5)
Other real estate owned	6,920	5,123	761	35.1	809.3
Total nonperforming assets	$53,786	$70,236	$61,994	(23.4)	(13.2)

30-89 days past due loans and still accruing interest	$16,728	$21,183	$12,449
Nonaccrual loans to total loans	1.1%	1.6%	1.5%
Nonperforming loans to total loans	1.2%	1.6%	1.5%
Nonperforming assets to total loans plus OREO	1.4%	1.8%	1.5%
Purchased credit-deteriorated loans to total loans	0.8%	1.1%	1.6%

Allowance for credit losses	$42,269	$44,113	$55,314
Allowance for credit losses to total loans	1.1%	1.1%	1.4%
Allowance for credit losses to nonaccrual loans	100.7%	68.6%	90.8%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $30.4 million, net of purchase accounting adjustments, at June 30, 2024.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.2% as of June 30, 2024, 1.6% as of March 31, 2024, and 1.5% as of June 30, 2023. Nonperforming assets to total loans plus OREO was 1.4% as of June 30, 2024, 1.8% as of March 31, 2024, and 1.5% as of June 30, 2023. Our allowance for credit losses to total loans was 1.1% as of June 30, 2024 and March 31, 2024, and 1.4% as of June 30, 2023.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				June 30, 2024
Classified loans	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Commercial	$19,142	$15,243	$22,245	25.6	(13.9)
Leases	284	595	974	(52.3)	(70.8)
Commercial real estate – investor	36,939	43,154	57,041	(14.4)	(35.2)
Commercial real estate – owner occupied	48,387	61,267	38,495	(21.0)	25.7
Construction	5,740	7,119	116	(19.4)	N/M
Residential real estate – investor	1,343	1,299	1,714	3.4	(21.6)
Residential real estate – owner occupied	2,734	3,168	3,660	(13.7)	(25.3)
Multifamily	6,810	1,959	1,191	247.6	471.8
HELOC	1,025	1,648	2,152	(37.8)	(52.4)
Other[1]	1	-	-	N/M	N/M
Total classified loans	$122,405	$135,452	$127,588	(9.6)	(4.1)

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of June 30, 2024 decreased by $13.0 million from March 31, 2024, and decreased by $5.2 million from June 30, 2023. The net decrease from the first quarter of 2024 was primarily driven by outflows of $10.6 million of paid off loans, $6.0 million of charge-offs, $4.8 million of principal reductions from payments, $3.4 million transferred to OREO, and $2.4 million of loan upgrades. The decrease in classified loans in the second quarter was offset by additions of $14.0 million, primarily consisting of five commercial loans totaling $7.0 million and nine multifamily loans from a single relationship totaling $5.4 million. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2024, our allowance for credit losses (“ACL”) on loans totaled $42.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.5 million.  In the second quarter of 2024, we recorded provision expense of $3.8 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The second quarter’s provision expense consisted of a $3.9 million provision for credit losses on loans, and a $199,000 reversal of provision for credit losses on unfunded commitments.  The decrease in ACL on unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge-offs of $5.8 million in the second quarter of 2024 primarily within the commercial real estate portfolio, which reduced the ACL. The first quarter 2024 provision expense of $3.5 million consisted of a $3.5 million provision for credit losses on loans, and a $44,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $3.7 million in the first quarter of 2024. In the second quarter of 2023, we recorded provision expense of $2.0 million, which consisted of a $2.4 million provision for credit losses on loans and a $427,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $505,000 in the second quarter of 2023, which reduced the ACL. Our ACL on loans to total loans was 1.1% as of June 30, 2024 and March 31, 2024, and 1.4% as of June 30, 2023.

The ACL on unfunded commitments totaled $2.5 million as of June 30, 2024, $2.7 million as of March 31, 2024, and $3.1 million as of June 30, 2023.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2024	Total [2]	2024	Total [2]	2023	Total [2]
Commercial	$(19)	(0.3)	$(58)	(1.6)	$298	59.0
Leases	81	1.4	(40)	(1.1)	(7)	(1.4)
Commercial real estate – Investor	4,560	78.7	(67)	(1.8)	51	10.1
Commercial real estate – Owner occupied	1,162	20.1	3,868	104.7	198	39.2
Residential real estate – Investor	(3)	(0.1)	(2)	(0.1)	(5)	(1.0)
Residential real estate – Owner occupied	(9)	(0.2)	(8)	(0.2)	(36)	(7.1)
HELOC	(15)	(0.3)	(17)	(0.5)	(24)	(4.8)
Other [1]	37	0.7	19	0.6	30	6.0
Net charge–offs / (recoveries)	$5,794	100.0	$3,695	100.0	$505	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2024 were $6.0 million, compared to $4.0 million for the first quarter of 2024 and $733,000 for the second quarter of 2023.  Gross recoveries were $217,000 for the second quarter of 2024, compared to $293,000 for the first quarter of 2024, and $228,000 for the second quarter of 2023.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $4.52 billion at June 30, 2024, a decrease of $86.5 million, or 1.9%, compared to $4.61 billion at March 31, 2024, primarily due to a decrease in non-interest bearing deposits of $71.4 million primarily driven by one large public funds customer, a decrease of $46.7 million in savings, and a decrease of $13.6 million in NOW and money market accounts. These declines were partially offset by an increase in time deposits of $45.2 million. Total quarterly average deposits for the year over year period decreased $217.9 million, or 4.5%, driven by declines in our average demand deposits of $150.9 million, and savings, NOW and money markets combined of $241.2 million, partially offset by an increase of $174.2 in average time deposits. The decline in total deposits in the second quarter of 2024 was less than the decline in the second quarter of 2023, and was primarily due to depositor real estate tax payments and other seasonal reductions.

Borrowings

As of June 30, 2024, we had $330.0 million in other short-term borrowings due to short-term FHLB advances, compared to $220.0 million at March 31, 2024, and $485.0 million as of June 30, 2023.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, July 18, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our second quarter 2024 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 230168.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on July 25, 2024, by dialing 877-481-4010, using Conference ID: 50796.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2024	2023
Assets
Cash and due from banks	$54,888	$55,534
Interest earning deposits with financial institutions	66,004	44,611
Cash and cash equivalents	120,892	100,145
Securities available-for-sale, at fair value	1,173,661	1,192,829
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	32,005	33,355
Loans held-for-sale	2,291	1,322
Loans	3,976,595	4,042,953
Less: allowance for credit losses on loans	42,269	44,264
Net loans	3,934,326	3,998,689
Premises and equipment, net	82,871	79,310
Other real estate owned	6,920	5,123
Mortgage servicing rights, at fair value	10,488	10,344
Goodwill	86,478	86,478
Core deposit intangible	10,063	11,217
Bank-owned life insurance (“BOLI”)	110,535	109,318
Deferred tax assets, net	28,710	31,077
Other assets	63,460	63,592
Total assets	$5,662,700	$5,722,799

Liabilities
Deposits:
Noninterest bearing demand	$1,728,487	$1,834,891
Interest bearing:
Savings, NOW, and money market	2,161,426	2,207,949
Time	631,815	527,906
Total deposits	4,521,728	4,570,746
Securities sold under repurchase agreements	46,542	26,470
Other short-term borrowings	330,000	405,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,425	59,382
Other liabilities	59,897	58,147
Total liabilities	5,043,365	5,145,518

Stockholders’ Equity
Common stock	44,908	44,705
Additional paid-in capital	204,012	202,223
Retained earnings	432,037	393,311
Accumulated other comprehensive loss	(60,769)	(62,781)
Treasury stock	(853)	(177)
Total stockholders’ equity	619,335	577,281
Total liabilities and stockholders’ equity	$5,662,700	$5,722,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest and dividend income
Loans, including fees	$62,151	$61,561	$124,824	$118,771
Loans held-for-sale	19	19	33	31
Securities:
Taxable	8,552	9,930	16,644	20,665
Tax exempt	1,292	1,337	2,598	2,674
Dividends from FHLBC and FRBC stock	584	396	1,219	676
Interest bearing deposits with financial institutions	625	643	1,235	1,228
Total interest and dividend income	73,223	73,886	146,553	144,045
Interest expense
Savings, NOW, and money market deposits	4,317	1,742	8,354	2,891
Time deposits	4,961	1,156	9,002	1,820
Securities sold under repurchase agreements	83	7	169	16
Other short-term borrowings	3,338	5,160	7,895	7,505
Junior subordinated debentures	288	281	568	560
Subordinated debentures	546	546	1,092	1,092
Senior notes	-	1,414	-	2,408
Notes payable and other borrowings	-	-	-	87
Total interest expense	13,533	10,306	27,080	16,379
Net interest and dividend income	59,690	63,580	119,473	127,666
Provision for credit losses	3,750	2,000	7,250	5,501
Net interest and dividend income after provision for credit losses	55,940	61,580	112,223	122,165
Noninterest income
Wealth management	2,779	2,458	5,340	4,728
Service charges on deposits	2,508	2,362	4,923	4,786
Secondary mortgage fees	65	76	115	135
Mortgage servicing rights mark to market (loss) gain	(238)	96	(144)	(429)
Mortgage servicing income	513	499	1,001	1,015
Net gain on sales of mortgage loans	468	398	782	704
Securities (losses) gains, net	-	(1,547)	1	(3,222)
Change in cash surrender value of BOLI	820	418	1,992	660
Death benefit realized on BOLI	893	-	893	-
Card related income	2,577	2,690	4,953	4,934
Other income	742	773	1,772	2,262
Total noninterest income	11,127	8,223	21,628	15,573
Noninterest expense
Salaries and employee benefits	23,424	21,798	47,736	44,046
Occupancy, furniture and equipment	3,899	3,639	7,826	7,114
Computer and data processing	2,184	1,290	4,439	3,064
FDIC insurance	616	794	1,283	1,378
Net teller & bill paying	578	515	1,099	1,017
General bank insurance	312	306	621	611
Amortization of core deposit intangible	574	618	1,154	1,242
Advertising expense	472	103	664	245
Card related expense	1,323	1,222	2,600	2,438
Legal fees	238	283	464	602
Consulting & management fees	797	520	1,133	1,310
Other real estate expense, net	(87)	(98)	(41)	208
Other expense	3,547	3,840	7,140	7,477
Total noninterest expense	37,877	34,830	76,118	70,752
Income before income taxes	29,190	34,973	57,733	66,986
Provision for income taxes	7,299	9,411	14,530	17,817
Net income	$21,891	$25,562	$43,203	$49,169

Basic earnings per share	$0.48	$0.57	$0.96	$1.10
Diluted earnings per share	0.48	0.56	0.95	1.08
Dividends declared per share	0.05	0.05	0.05	0.10

Ending common shares outstanding	44,849,591	44,665,127	44,849,591	44,665,127
Weighted-average basic shares outstanding	44,846,848	44,665,127	44,802,704	44,642,250
Weighted-average diluted shares outstanding	45,682,239	45,424,418	45,603,062	45,370,806

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2023				2024
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Cash and due from banks	$55,140	$56,191	$57,279	$57,723	$54,533	$54,286
Interest earning deposits with financial institutions	49,310	50,309	49,737	47,865	48,088	50,740
Cash and cash equivalents	104,450	106,500	107,016	105,588	102,621	105,026

Securities available-for-sale, at fair value	1,503,619	1,404,664	1,295,211	1,192,021	1,182,888	1,179,430
FHLBC and FRBC stock	24,905	34,029	35,954	34,371	31,800	27,574
Loans held-for-sale	813	1,150	1,641	1,709	746	1,050
Loans	3,931,679	4,039,052	4,009,218	4,014,771	4,018,631	3,957,454
Less: allowance for credit losses on loans	49,398	53,480	54,581	50,023	44,295	43,468
Net loans	3,882,281	3,985,572	3,954,637	3,964,748	3,974,336	3,913,986

Premises and equipment, net	72,649	72,903	74,707	78,472	80,493	82,332
Other real estate owned	1,508	1,132	472	2,004	5,123	4,657
Mortgage servicing rights, at fair value	11,127	10,741	11,066	11,317	10,455	10,754
Goodwill	86,477	86,477	86,477	86,477	86,477	86,477
Core deposit intangible	13,327	12,709	12,119	11,502	10,913	10,340
Bank-owned life insurance ("BOLI")	106,655	107,028	107,786	108,616	109,867	110,440
Deferred tax assets, net	42,237	37,774	39,072	42,754	31,323	32,969
Other assets	48,599	50,812	52,360	55,155	49,681	50,423
Total other assets	382,579	379,576	384,059	396,297	384,332	388,392
Total assets	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458

Liabilities
Deposits:
Noninterest bearing demand	$2,002,801	$1,920,448	$1,867,201	$1,838,325	$1,819,476	$1,769,543
Interest bearing:
Savings, NOW, and money market	2,560,893	2,437,096	2,324,613	2,241,937	2,202,485	2,195,898
Time	434,655	436,524	466,250	497,472	558,463	610,705
Total deposits	4,998,349	4,794,068	4,658,064	4,577,734	4,580,424	4,576,146

Securities sold under repurchase agreements	31,080	25,575	24,945	28,526	30,061	37,430
Other short-term borrowings	200,833	402,527	427,174	390,652	332,198	242,912
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,308	59,329	59,350	59,372	59,393	59,414
Senior notes	44,599	44,134	-	-	-	-
Notes payable and other borrowings	5,400	-	-	-	-	-
Other liabilities	51,279	48,434	53,164	63,971	60,024	68,530
Total liabilities	5,416,621	5,399,840	5,248,470	5,146,028	5,087,873	5,010,205

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,787	44,908
Additional paid-in capital	201,397	200,590	201,344	201,824	202,688	203,654
Retained earnings	324,785	346,042	368,732	389,776	405,201	424,262
Accumulated other comprehensive loss	(86,736)	(78,940)	(84,167)	(87,358)	(63,365)	(66,682)
Treasury stock	(2,125)	(746)	(566)	(241)	(461)	(889)
Total stockholders' equity	482,026	511,651	530,048	548,706	588,850	605,253
Total liabilities and stockholders' equity	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458

Total Earning Assets	$5,510,326	$5,529,204	$5,391,761	$5,290,737	$5,282,153	$5,216,248
Total Interest Bearing Liabilities	3,362,541	3,430,958	3,328,105	3,243,732	3,208,373	3,172,132

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2023				2024
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Interest and Dividend Income
Loans, including fees	$57,210	$61,561	$62,665	$62,751	$62,673	$62,151
Loans held-for-sale	12	19	29	31	14	19
Securities:
Taxable	10,735	9,930	8,946	8,329	8,092	8,552
Tax exempt	1,337	1,337	1,333	1,322	1,306	1,292
Dividends from FHLB and FRBC stock	280	396	597	647	635	584
Interest bearing deposits with financial institutions	585	643	659	616	610	625
Total interest and dividend income	70,159	73,886	74,229	73,696	73,330	73,223
Interest Expense
Savings, NOW, and money market deposits	1,149	1,742	2,558	3,312	4,037	4,317
Time deposits	664	1,156	1,982	2,834	4,041	4,961
Securities sold under repurchase agreements	9	7	27	50	86	83
Other short-term borrowings	2,345	5,160	5,840	5,429	4,557	3,338
Junior subordinated debentures	279	281	245	290	280	288
Subordinated debentures	546	546	547	546	546	546
Senior notes	994	1,414	-	-	-	-
Notes payable and other borrowings	87	-	-	-	-	-
Total interest expense	6,073	10,306	11,199	12,461	13,547	13,533
Net interest and dividend income	64,086	63,580	63,030	61,235	59,783	59,690
Provision for credit losses	3,501	2,000	3,000	8,000	3,500	3,750
Net interest and dividend income after provision for credit losses	60,585	61,580	60,030	53,235	56,283	55,940
Noninterest Income
Wealth management	2,270	2,458	2,475	2,600	2,561	2,779
Service charges on deposits	2,424	2,362	2,504	2,527	2,415	2,508
Secondary mortgage fees	59	76	66	58	50	65
Mortgage servicing rights mark to market (loss) gain	(525)	96	281	(1,277)	94	(238)
Mortgage servicing income	516	499	519	495	488	513
Net gain on sales of mortgage loans	306	398	407	366	314	468
Securities (losses) gains, net	(1,675)	(1,547)	(924)	(2)	1	-
Change in cash surrender value of BOLI	242	418	919	541	1,172	820
Death benefit realized on BOLI	-	-	-	-	-	893
Card related income	2,244	2,690	2,606	2,511	2,376	2,577
Other income	1,489	773	1,024	910	1,030	742
Total noninterest income	7,350	8,223	9,877	8,729	10,501	11,127
Noninterest Expense
Salaries and employee benefits	22,248	21,798	23,115	21,405	24,312	23,424
Occupancy, furniture and equipment	3,475	3,639	3,506	3,817	3,927	3,899
Computer and data processing	1,774	1,290	1,922	2,291	2,255	2,184
FDIC insurance	584	794	744	583	667	616
Net teller & bill paying	502	515	534	564	521	578
General bank insurance	305	306	300	301	309	312
Amortization of core deposit intangible	624	618	616	603	580	574
Advertising expense	142	103	93	383	192	472
Card related expense	1,216	1,222	1,347	1,338	1,277	1,323
Legal fees	319	283	97	228	226	238
Consulting & management fees	790	520	549	556	336	797
Other real estate expense, net	306	(98)	(27)	218	46	(87)
Other expense	3,637	3,840	4,627	4,739	3,593	3,547
Total noninterest expense	35,922	34,830	37,423	37,026	38,241	37,877
Income before income taxes	32,013	34,973	32,484	24,938	28,543	29,190
Provision for income taxes	8,406	9,411	8,149	6,713	7,231	7,299
Net income	$23,607	$25,562	$24,335	$18,225	$21,312	$21,891

Basic earnings per share (GAAP)	$0.53	$0.57	$0.55	$0.40	$0.48	$0.48
Diluted earnings per share (GAAP)	0.52	0.56	0.54	0.40	0.47	0.48
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net Income
Income before income taxes (GAAP)	$29,190	$28,543	$34,973
Pre-tax income adjustments:
Death benefit related to BOLI	(893)	-	-
Losses on branch sales, net	-	-	29
Adjusted net income before taxes	28,297	28,543	35,002
Taxes on adjusted net income	7,299	7,231	9,419
Adjusted net income (non-GAAP)	$20,998	$21,312	$25,583

Basic earnings per share (GAAP)	$0.48	$0.48	$0.57
Diluted earnings per share (GAAP)	0.48	0.47	0.56
Adjusted basic earnings per share (non-GAAP)	0.46	0.48	0.58
Adjusted diluted earnings per share (non-GAAP)	0.46	0.47	0.56

	Quarters Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net Interest Margin
Interest income (GAAP)	$73,223	$73,330	$73,886
Taxable-equivalent adjustment:
Loans	10	11	11
Securities	344	347	355
Interest income (TE)	73,577	73,688	74,252
Interest expense (GAAP)	13,533	13,547	10,306
Net interest income (TE)	$60,044	$60,141	$63,946
Net interest income (GAAP)	$59,690	$59,783	$63,580
Average interest earning assets	$5,216,248	$5,282,153	$5,529,204
Net interest margin (TE)	4.63%	4.58%	4.64%
Net interest margin (GAAP)	4.60%	4.55%	4.61%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2024	2023
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$37,877	$38,241	$34,830	$37,877	$38,241	$34,830
Less amortization of core deposit	574	580	618	574	580	618
Less other real estate expense, net	(87)	46	(98)	(87)	46	(98)
Less losses on branch sales, net	N/A	N/A	N/A	-	-	29
Noninterest expense less adjustments	$37,390	$37,615	$34,310	$37,390	$37,615	$34,281

Net interest income	$59,690	$59,783	$63,580	$59,690	$59,783	$63,580
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	10	11	11
Securities	N/A	N/A	N/A	344	347	355
Net interest income including adjustments	59,690	59,783	63,580	60,044	60,141	63,946
Noninterest income	11,127	10,501	8,223	11,127	10,501	8,223
Less death benefit related to BOLI	893	-	-	893	-	-
Less securities gains (losses)	-	1	(1,547)	-	1	(1,547)
Less MSRs mark to market (losses) gains	(238)	94	96	(238)	94	96
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	456	311	111
Noninterest income (excluding) / including adjustments	10,472	10,406	9,674	10,928	10,717	9,785

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$70,162	$70,189	$73,254	$70,972	$70,858	$73,731
Efficiency ratio / Adjusted efficiency ratio	53.29%	53.59%	46.84%	52.68%	53.09%	46.49%

N/A - Not applicable.

	Quarters Ended
	June 30,	December 31,	June 30,
	2024	2023	2023
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$21,891	$21,312	$25,562

Income before income taxes (GAAP)	$29,190	$28,543	$34,973
Pre-tax income adjustments:
Amortization of core deposit intangibles	574	580	618
Net income, excluding intangibles amortization, before taxes	29,764	29,123	35,591
Taxes on net income, excluding intangible amortization, before taxes	7,443	7,378	9,577
Net income, excluding intangibles amortization (non-GAAP)	$22,321	$21,745	$26,014

Total Average Common Equity	$605,253	588,850	$511,651
Less Average goodwill and intangible assets	96,817	97,390	99,186
Average tangible common equity (non-GAAP)	$508,436	$491,460	$412,465

Return on average common equity (GAAP)	14.55%	14.56%	20.04%
Return on average tangible common equity (non-GAAP)	17.66%	17.80%	25.30%